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                                                                       EXHIBIT 9

                              ASA HOLDINGS, INC.
                            SPECIAL SEVERANCE PLAN


          1.   Purpose.  The purpose of the ASA Holdings, Inc. Special Severance
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Plan (the "Plan") is to secure the continued services of certain executives of the Employers and their continued dedication to their duties in the event of any threat or occurrence of a Change in Control.

          2.   Definitions.  The following definitions are applicable for
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purposes of the Plan:

          "Board" shall mean the Board of Directors of the Company.

          "Cause" means (a) a demonstrably willful and deliberate act or failure to act by the Participant (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Employer, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Employer, or (b) the Participant's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude, which is materially and demonstrably injurious to the Employer.

          "Change in Control" means the first to occur of the following events:

(i) acquisition of at least twenty-five percent (25%) of the voting stock of the Company by any single entity or group other than Delta Air Lines, Inc. or a subsidiary thereof, the Company, a subsidiary or an employee benefit plan (or trust forming a part thereof)
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maintained by the Employer or a subsidiary, (ii) ownership of more than fifty percent (50%) of the voting stock of the Company by Delta Air Lines, Inc. or a subsidiary thereof, (iii) individuals who constitute the Board on the effective date of the Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause, considered as though such person were a member of the Incumbent Board; provided, however,
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that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board, (iv) the sale or disposition of all or substantially all of the assets of the Company, or (v) consummation of a reorganization, merger or consolidation or similar form of corporate transaction involving the Company, unless, immediately following such transaction more than 50% of the total voting power of the publicly traded corporation resulting from such transaction eligible to elect directors of such corporation would be represented by shares that were Company voting stock immediately prior to such transaction, and such voting

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power would be in substantially the same proportion as the voting power of such
Company voting stock immediately prior to the transaction.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company voting stock as a result of the acquisition of Company voting stock by the Company which reduces the number of Company voting stock outstanding; provided, that if after such acquisition by the Company such person
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becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur.

          "Company" means ASA Holdings, Inc.

          "Employer" means each of the Company and Atlantic Southeast Airlines, Inc.

          "Good Reason" means the occurrence of any one or more of the following, unless the Participant has expressly consented in writing thereto:
(a) the assignment to Participant of duties inconsistent with the Participant's authorities, duties, responsibilities and status as an officer of the Company or a reduction or alteration in the nature or status of the Participant's authorities, duties or responsibilities, from those in effect as of the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(b) the Company's requiring the Participant to be based at a location in excess of 50 miles from

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the Participant's principal job location or office as of the Change in Control except for required travel on the Company's business to an extent consistent with the Participant's business travel obligations as of the Change in Control;
(c) a reduction by the Company of the Participant's base salary as in effect as of the Change in Control; or a reduction in the Participant's incentive compensation opportunities under the executive incentive compensation plans of the Company for which the Participant is eligible as in effect as of the Change in Control; (d) the failure by the Company to keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which the Participant receives benefits substantially similar, in the aggregate, to the benefits under such programs as exist as of the Change in Control, or the failure of the Company to meet the funding requirements, if any, of any such programs; (e) any material breach by the Company of the obligations under this Plan.

          "Participant" means each of the executives of Employer identified on Schedules A and B.

          3.   Eligibility.  Each Participant shall be eligible for the
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severance benefits provided by Section 4 if, within two years after a Change in
Control, the Participant's employment is terminated (i) by the Employer without Cause or (ii) by the Participant for Good Reason.

          4.   Benefits.  A Participant who is eligible for benefits under the
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Plan pursuant to Section 3 shall be entitled to the following upon termination of employment:

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          (a)  payment from the Company of a lump severance benefit, which shall be paid within five days following the Participant's termination of employment, equal to the result of multiplying (i) one-twelfth of the sum of (A) the Participant's highest annual rate of base salary during the twelve-month period immediately prior to the Participant's termination of employment and (B) the average of the annual bonus earned by the Participant during each of the last two completed fiscal years of the Employer prior to the Participant's termination of employment, by (ii) the number of months set forth on Schedules A and B (the "Severance
     Multiple"); and

          (b) continued coverage under those of the Employer's medical, dental and life insurance plans in which such Participant participated on the date employment terminated, on substantially the same terms and conditions as then in effect (including required Participant contributions, if any) for the number of months set forth on Schedules A and B (the "Benefit Multiple"); provided, that, if the Participant cannot continue to
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     participate in the Employer plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted; provided further, that,
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     notwithstanding the foregoing, in the event the Participant becomes reemployed with another employer and becomes eligible to receive medical, dental or life insurance benefits from such employer, the benefits under the plans of the Employer described above shall be secondary to such benefits during the period of

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     the Participant's eligibility, but only to the extent that the Company reimburses the Participant for any increased cost and provides any additional benefits necessary to provide the Participant the benefits described above.

Any period during which coverage continues under the Employer's medical and dental plans will be treated as satisfying the Employer's obligations for continuation coverage under Section 4980B of the Internal Revenue Code (the "Code") and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          Notwithstanding anything contained herein to the contrary, if as provided in Appendix A, the Participant would be subject to the excise tax imposed under Section 4999 of the Code, the lump sum severance benefit in paragraph (a) shall be reduced in accordance with the provisions of Appendix A.

          5.   Withholding.  The Company shall have the right to deduct from all
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payments hereunder any taxes required by applicable federal, state or local law to be withheld therefrom.

          6.   No Right to Employment.  Nothing in this Plan shall be construed
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as giving a Participant the right to be retained in the employment of the
Employer, nor shall it affect the right of the Employer to dismiss a Participant without any liability except as provided in the Plan.

          7.   Resolution of Disputes.  Any dispute or controversy arising under
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or in connection with a Participant's entitlement to any payment, benefit or right under this Plan after a Change in Control shall be settled exclusively by arbitration in Atlanta,

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Georgia by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

          8.   Legal Fees.  The Company shall reimburse the Participant on a
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current basis for all reasonable legal fees and related expenses incurred by the
Participant in seeking to obtain or enforce any payment, benefit or right provided by this Plan after a Change in Control regardless of whether the Participant's claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was substantially without merit or advanced by the Participant in bad faith.

          9.   Full Settlement.  The Company's obligation to make any payments
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provided for in this Plan and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Participant under any other severance or employment agreement between the Participant and the Employer, and any severance plan of the Employer. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take other action by way of

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mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in Section 4, such amounts shall not be reduced if the Participant obtains other employment.

          10.  Amendment and Termination.  The Board may amend or terminate the
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Plan at any time prior to a Change in Control.  After a Change in Control, the
Plan may be amended or terminated by the Board only with the consent of a majority of the Participants as of the date of a Change in Control.

          11.  Governing Law.  The Plan shall be governed by, and construed in
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accordance with, the laws of the State of Georgia, without reference to principles of conflict of laws.

          12.  Nonassignability.  Benefits under the Plan may not be assigned by
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the Participant.  The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

          13.  Effective Date.  The Plan shall be effective as of February 14,
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1999.

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                                  SCHEDULE A


Participants
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     Ronald V. Sapp
     Edward J. Paquette

Severance Multiple:  24 months.
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Benefit Multiple:  24 months.
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                                  SCHEDULE B


Participants
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     Drew Bedson
     Grant Nichols
     Renee Skinner
     Mark Bole
     Sam Watts
     Charles Thibaudeau

Severance Multiple:  18 months.
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Benefit Multiple:  18 months.
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                                  APPENDIX A

             BENEFIT REDUCED TO MAXIMUM ALLOWED UNDER SECTION 280G
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          In the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Participant (whether pursuant to the terms of this Plan or otherwise, (the "Payments") would be subject to the excise tax imposed by
Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the amounts payable to the Participant under this Plan shall be reduced (but not below zero) to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the "Safe Harbor Cap"). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a), unless an alternative method of reduction is elected by the Participant.

          All determinations required to be made under this Appendix A, including the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and
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expenses of the Accounting Firm shall be borne solely by the Company and the
Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Determination by the Accounting Firm shall be binding upon the Company and the Participant.

          If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Participant by the Company, which are in excess of the limitations provided in this Appendix A (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date Participant received the Excess Payment and Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Participant's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Appendix A. In the event that it is determined (1) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (2) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Participant within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Participant until the date of payment.

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